Exhibit (h)(1)(b)

FEE REDUCTION AGREEMENT

AGREEMENT made as of this 28th day of July 2006, between Eaton Vance Growth Trust
(the “Trust”), on behalf of Eaton Vance Global Growth Fund (the “Fund”), and Eaton Vance
Management (“Eaton Vance”).

WHEREAS, the Trust, on behalf of the Fund and certain other series of the Trust, has entered into a certain Management Contract with Eaton Vance dated June 23, 1997 (“Management
Contract”), which Management Contract provides that Eaton Vance shall be entitled to receive an asset-based fee payable at a certain rate; and

WHEREAS, with respect to the Fund, Eaton Vance has offered to reduce such asset-
based fee rate, and the Trust, on behalf of the Fund, has accepted such fee reduction, such fee reduction being effective as of July 28, 2006; and

WHEREAS, Eaton Vance and the Trust wish to memorialize said fee reduction in writing;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust, on behalf of the Fund, and Eaton Vance hereby agree as follows:

1. For so long as the Management Contract shall remain in effect, notwithstanding any provisions of the Management Contract to the contrary, Eaton Vance will reduce its asset-based fee for the Fund by 0.125% annually.

2. This Agreement may only be terminated or amended upon the mutual written consent of the Trust and Eaton Vance, as applicable; provided, however, that no termination or amendment of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of Eaton Vance and the Trust.

3. This instrument is executed under seal and shall be governed by Massachusetts law.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

Eaton Vance Growth Trust, on behalf of
Eaton Vance Global Growth Fund

By:	/s/Thomas E. Faust Jr.
President

Eaton Vance Management

By:	/s/Alan R. Dynner
Vice President